EXHIBIT 10.48
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                            PATENT LICENSE AGREEMENT

     This Patent License Agreement ("Agreement") is made effective January 1, 2003 between PALWEB CORP., an Oklahoma corporation, having its principal place of business at 1607 West Commerce Street, Dallas, Texas 75208 ("Palweb"), and Gravity Management & Engineering Group, LLC, a Oklahoma company, having its principal place of business at 601 South Boulder Avenue, Suite 105, Tulsa, Oklahoma 74119 ("GME Group").

                                    RECITALS

     A. Palweb is the owner (directly or indirectly through its one or more affiliates or subsidiaries, including, but not limited to, Plastic Pallet Production, Inc., an Oklahoma corporation) of and/or has the right to grant interests in certain inventions, which are the subject matter of the following United States Letters Patents:

US PATENT NO.    ISSUE DATE       FILING DATE               KNOWN AS

6,241,508        June 5, 2001     July 1, 1999    Multiple Mold Workstation With
                                                  Single Injection Feeder and
                                                  Hydraulic Pumping Station

and any patent that should be issued from the following United States Provisional application:

PROVISIONAL APP.        FILING DATE                         KNOWN AS

60/368,490              March 27, 2002            Apparatus For The Continuous
                                                  Production Of Plastic Pallets

as well as any reissues or extensions and any corresponding applications and patents granted worldwide by PalWeb Corp. directly or indirectly through one or more of its affiliates or subsidiaries during the term of this Agreement. (collectively called the "Licensed Patents").

     B. GME Group desires to obtain the exclusive rights to utilize the technology covered by the Licensed Patents ("Licensed Technology") throughout the world ("Licensed Territory").

     C. Palweb Corp., directly or indirectly through one or more of its affiliates or subsidiaries, is willing to grant these rights to GME Group. PalWeb Corp., its affiliates and subsidiaries are collectively called "PaIWeb" in this Agreement and referred to in singular neuter pronouns. The term affiliates means any and all entities that are partially or wholly owned by or in any way controlled by PalWeb Corp. or its stockholders, directors or officers.



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     Therefore the parties agree as follows:

                                    ARTICLE 1
                                GRANT OF LICENSE

     1.1 LICENSE. Palweb grants to GME Group a license under the Licensed Patents, including the right to grant sublicenses, utilize the Licensed Technology in order to make use or sell equipment utilizing the Licensed Technology ("Licensed Products") with the limitation that the Licensed Products are not initially sold or leased to persons or entities who intend to utilize the License Technology and Licensed Products for the manufacturing of shipping pallets and/or shipping containers or any other plastic product used in the material handling industry.

     1.2  TERM.

          (a) INITIAL TERM. The initial term of this Agreement is five years.

          (b) RENEWALS. GME Group may renew this Agreement for three additional terms of five years by giving Palweb 30 days written notice of its intent to renew prior to the termination of the initial term.

          (c) SUBLICENSES. GME Group may not enter into any sublicense for a term longer than the term of this Agreement. GME Group shall include in all sublicensing agreements a provision requiring the sublicense to terminate upon the termination of this Agreement.

          (d) EXCLUSIVITY AND NON EXCLUSIVITY. The license shall initially be exclusive but shall become non exclusive in the event that PaIWeb has not received a royalty payment of at least $200,000 during the first twenty four (24) months of this Agreement and at least $100,000 every twelve (12) month period thereafter.

          (e) LIMITED APPLICATION. Under this Agreement, GME is not allowed to utilize any of the Licensed Technology or Improved Technology for the purpose of building manufacturing equipment which will be initially or knowingly used in the plastic pallet or plastic shipping platform or business.

                                    ARTICLE 2
                               ROYALTIES AND FEES

     2.1 ROYALTY. GME Group shall pay Palweb a royalty equal to 5% of the sales price or gross lease payment ("Revenue") of each Licensed Product sold of leased by GME Group, its affiliates or sublicensees. Royalty payments shall be payable quarterly on Revenue proceeds received during that quarter and shall be due within 30 days after the end of the payment period.


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     2.2  DEFINITIONS.

          (a) The term "sales price" or gross lease payment " shall mean gross Revenue in arm's length transactions with independently controlled third parties, less reduction for trade discounts, returns or other allowances, sales, use or similar taxes, shipping charges or insurance.

          (b) The term "affiliates" shall mean any entity that is partially or wholly owned by or in any way controlled by GME Group or any stockholder, director or officer of GME Group.


                                    ARTICLE 3
                               RECORDS AND REPORTS

     3.1 GME Group agrees on behalf of itself and its affiliates and sublicensees under this Agreement to keep accurate records for a period of three years after the years to which the records pertain. The records must be kept in sufficient detail to enable the royalties payable by GME Group and its affiliates and sublicensees under this Agreement to be determined. GME Group agrees on behalf of itself and its affiliates and sublicensees under this Agreement to permit the records to be examined from time to time during usual business hours during the term of this Agreement and for one year after the expiration or termination of this Agreement by authorized representatives of Palweb, and to the extent necessary to verify the reports and payments required under this Agreement.

     3.2 GME Group agrees to furnish written reports to Palweb within 30 days after the end of each quarter of each calendar year during the term of this Agreement setting out the number and gross selling prices of Licensed Products sold by GME Group, its affiliates and sublicensees during the preceding quarter, and the royalties due on these sales. Each report shall be accompanied by a remittance as provided in Article 2 covering the royalties then due, if any.

     3.3 All reports and payments due under this Agreement shall be made to Palweb at the address on page one of this Agreement, unless GME Group is notified otherwise in writing by PalWeb.


                                    ARTICLE 4
                                     MARKING

     4.1 GME Group agrees on behalf of itself and its affiliates and sublicensees to apply to all products manufactured under this Agreement all notice of the Licensed Patents required by law.



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                                    ARTICLE 5
                 MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS

     5.1 Palweb shall remain responsible to pay for all legal expenses and fees in the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents in those countries in which it has elected to file the patents. Palweb may, in its sole judgment and discretion, take whatever action it deems proper during prosecution and/or maintenance of the Licensed Patents, including selection of patent counsel, without any obligation to GME Group.

     5.2 GME Group shall have the right to bring suit against third parties for infringement in the Licensed Territory of the Licensed Patents, and shall be entitled to join Palweb as a party in any suit.

          (a) Palweb shall render any reasonable assistance GME Group may reasonably request.

     5.3 If any person, other than GME Group and its sublicensees, begins to manufacture products covered by the Licensed Patents, infringing on the exclusive rights granted to GME Group, and Palweb notifies GME Group in writing of the infringement, GME Group agrees to use reasonable efforts to terminate the infringement. If, within 180 days after receiving notice, GME Group has not either: (a) obtained the complete termination of the infringement; or (b) filed appropriate suit seeking termination of the infringement, then Palweb shall have the sole right to select legal counsel and take any and all legal actions to terminate the infringement. All expenses for the action by Palweb shall be borne entirely by Palweb and Palweb shall own and retain all recoveries awarded by way of damages, costs, attorney fees, or otherwise.

                                    ARTICLE 6
                              TECHNICAL INFORMATION

     6.1 Upon GME Group's written request, Palweb agrees to furnish GME Group at Palweb's place of business with copies of all drawings, specifications, and/or other technical information relating to the Licensed Technology and Licensed Products ("Confidential Information") during the term of this Agreement. GME Group acknowledges that the Confidential Information is for information only. GME Group assumes all responsibility for product design and manufacture.

          (a) GME Group will not disclose Confidential Information (directly or indirectly) to any third party without Palweb's prior written consent and will not use Confidential Information (directly or indirectly) for any purpose other than purposes directly related to the License granted under this Agreement.

          (b) If this Agreement is breached, Palweb will be irreparably damaged. Its remedies at law will be inadequate. Accordingly, Palweb will have the right of specific performance and/or injunctive relief in addition to all other remedies at law.


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          (c) Upon request, GME Group shall sign, and shall cause its affiliates and sublicensees to sign, any confidentiality or nondisclosure agreement requested by Palweb.

     6.2 Palweb agrees that it will render reasonable assistance GME Group which is requested in writing with regard to the marketing of the Licensed Products, including but not limited to making the prototype Piper 600 available for examination by prospective buyers.

     6.3 The GME Group and PalWeb agree that any improvements or other innovations to the "Confidential Information" (collectively Improved Technology) prior to or during the term of this Agreement will be jointly owned (for utilization purposes) and accessible for use by either GME and/or PalWeb regardless of whether GME, PaIWeb or a third party contributed to the design or improvement. GME's and PaIWeb's use of the Improved Technology will continue beyond the termination of this Agreement. However, the parties agree that GME will be the sole Licensor and Assignee of all Improved Technology with the benefit of such licensing being for the account of GME except for such instances where the origin of the Improved Technology was PaIWeb, its employees, contract employees or agents (excepting GME). Notwithstanding the above, the parties acknowledge that each party may utilize the Improved Technology for their internal manufacturing needs free of royalty cost or other charges.


                                    ARTICLE 7
                                   TERMINATION

     7.1 GME Group may terminate this Agreement at any time on 90 days written notice to Palweb.

     7.2 Palweb may terminate this Agreement or any portion of this Agreement, including the exclusivity provisions, on 90 days written notice to GME Group for failure of GME Group to fulfill any of its obligations under this Agreement; provided, however, if during the period of the notice GME Group remedies the failure, this Agreement shall continue in full force and effect as it would have if notice had not been given.

     7.3 This Agreement shall terminate automatically in the event of the insolvency or bankruptcy of GME Group, or upon the appointment of a receiver for GME Group, or upon GME Group's reorganization for the benefit of creditors.

     7.4 This agreement shall terminate automatically in the event of the insolvency or bankruptcy of PaIWeb, or upon or the appointment of a receiver for PalWeb, or upon PalWeb's reorganization for the benefit of creditors.



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                                    ARTICLE 8
                            RIGHTS AFTER TERMINATION

     8.1 The termination of this Agreement shall not relieve GME Group of its obligation to pay Palweb all royalties that have accrued up to the effective date of termination.

     8.2 Upon termination of this Agreement, GME Group, its affiliates and sublicensees shall have the right to complete work in process and to sell products on hand covered by the Licensed Patents until the supply is depleted, and GME Group shall pay Palweb for those products the royalties specified in
Article 2 of this Agreement.

     8.3 If any sublicenses under the Licensed Patents are in effect at the effective date of termination of this Agreement, GME Group shall, at Palweb's option, promptly assign the sublicenses to Palweb.


                                    ARTICLE 9
                                     OPTIONS

     9.1 Subject to and in accordance with Section 6.3, PalWeb shall always have the option to purchase the Piper 600 or improved version thereof from the GME Group per item 3 in attached addendum letter.


                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 SEVERABILITY. If any provision of this Agreement is declared unenforceable, the provision shall not affect the rights and obligations of the parties with regard to the remaining provisions of this Agreement, which shall continue as binding. The unenforceable provision shall be modified, but only to the extent necessary to make it enforceable.

     10.2 SURVIVAL OF RIGHTS. Termination of this Agreement shall not prejudice the rights of either party to seek other remedies. Any delay in exercising the right to terminate this Agreement shall not prejudice the right of any party to terminate it for any subsequent or continuing breach.

     10.3 NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been given if mailed by registered or certified mail, postage prepaid, addressed to the party at its address last designated. Each notice shall be effective on the date that it is posted. Until changed by written notice given by the parties, the respective addresses of the parties to this Agreement shall be as written on page one of this Agreement.

     10.4 ASSIGNABILITY. Neither party may assign this Agreement or any rights under this Agreement without the prior written consent of the other party.


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     10.5 GOVERNING LAW. This Agreement is deemed to have been made in Lansing,
Michigan and shall be governed by and construed in accordance with the laws of the State of Michigan. The parties waive personal service of process and consent to all service of process being made by registered mail. Service by registered mail shall be deemed completed five business days after deposit in the U.S. mail, postage prepaid.

     10.6 VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. The parties agree that jurisdiction and venue for any matter arising out of or pertaining to this Agreement shall be proper only in the state courts located in Tulsa County, Oklahoma and the federal courts having jurisdiction over the Northern District of Oklahoma, and the parties hereby consent to such venue and jurisdiction.

     10.7 CONSTRUCTION. This Agreement is deemed to have been drafted by both parties and no party may assert any ambiguity in its construction against any other party because the other party allegedly drafted the provision in question.

     10.8 ATTORNEY FEES. The prevailing party in any litigation or arbitration involving this Agreement shall be entitled to recover, in addition to any other relief obtained, the costs and expenses, including reasonable attorney's fees and expenses, incurred by the prevailing party.

     10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be enforceable against the party actually signing the counterpart and all of which together shall constitute one instrument.

     10.10 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, supersedes all previous agreements between the parties with respect to its subject matter, and shall not be modified in any way except by an instrument in writing signed by the parties to this Agreement or their respective assignees.


Date: 1/29/03                                     Date: 1/29/03
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GME Group, LLC                                    PalWeb Corporation

By: /s/ Bryan R, Kirchmer                         By: /s/ Warren F. Kruger
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